UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*


                        Viatel Holding (Bermuda) Limited
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                   G93447103

                                 (CUSIP Number)

                                October 27, 2004
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages

CUSIP No. G93447103                   13G                    Page 2 of 17 Pages
-----------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          621,384
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IA
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                    Page 3 of 17 Pages
-----------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          621,384
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                 [ ]
-----------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                    Page 4 of 17 Pages
-----------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          621,384
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                    Page 5 of 17 Pages
-----------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          621,384
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          BD
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                    Page 6 of 17 Pages
-----------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          621,384
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                    Page 7 of 17 Pages
-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Peter A. Cohen
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         621,384
-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         5.79%
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
         IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                    Page 8 of 17 Pages
-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Morgan B. Stark
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         621,384
-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                    Page 9 of 17 Pages
-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Thomas W. Strauss
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         621,384
-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                 [ ]
-----------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                   Page 10 of 17 Pages
-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    621,384
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    621,384
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         621,384
-----------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                  [ ]
-----------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         5.79%
-----------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
         IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G                   Page 11 of 17 Pages

Item 1.

(a)  Name of Issuer

            Viatel Holding (Bermuda) Limited, a Bermuda company (the
"Company").

(b)  Address of Issuer's Principal Executive Offices

            Inbucon House
            Wick Road
            Egham, Surrey TW20 0HR
            United Kingdom

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            RCG Carpathia Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company

            Ramius Securities, L.L.C.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            C4S & Co., L.L.C.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Peter A. Cohen
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Morgan B. Stark
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor

CUSIP No. G93447103                   13G                   Page 12 of 17 Pages

            New York, New York 10017
            Citizenship: United States

            Thomas W. Strauss
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Jeffrey M. Solomon
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

Item 2(d)  Title of Class of Securities

        Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)  CUSIP Number

                                    G93447103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

CUSIP No. G93447103                   13G                   Page 13 of 17 Pages

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 472,862 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"), (ii) 90,538 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund") and (iii) 57,984 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

                Note: The Fund is an index fund which invests in various securities. SPhinX is managed by Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital"). Ramius Capital is the investment advisor of SPhinX and Carpathia and has the power to direct some of the affairs of SPhinX and Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

            (b) Percent of class:

                Approximately 5.79% as of the date of this filing. (Based on the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, there were 10,730,000 shares of Common Stock issued and outstanding as of December 31, 2003.)

            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote

                      0

                (ii)  Shared power to vote or to direct the vote

                      621,384 shares of Common Stock.

                (iii) Sole power to dispose or to direct the disposition of

                      0

                (iv)  Shared power to dispose or to direct the disposition of

                      621,384 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

CUSIP No. G93447103                   13G                   Page 14 of 17 Pages

            Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not applicable.

Item 8.  Identification and Classification of Members of the Group

            See Exhibit I.

Item 9. Notice of Dissolution of Group

            Not applicable.

CUSIP No. G93447103                   13G                   Page 15 of 17 Pages

Item 10. Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of November 8, 2004, by and among Ramius Capital, Carpathia, SPinX, Ramius Securities, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. G93447103                   13G                   Page 16 of 17 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.


Dated: November 8, 2004

                                          RCG CARPATHIA MASTER FUND, LTD.
RAMIUS CAPITAL GROUP, LLC
                                          By: Ramius Capital Group, LLC,
By: C4S & Co., L.L.C.,                        its Investment Advisor
    as Managing Member
                                          By: C4S & Co., L.L.C.,
By: /s/ Jeffrey M. Solomon                    as Managing Member
   -----------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member                 By: /s/ Jeffrey M. Solomon
                                              ---------------------------------
                                              Name:  Jeffrey M. Solomon
                                              Title: Managing Member

SPhinX Distressed (RCG Carpathia),        RAMIUS SECURITIES, LLC
Segregated Portfolio

By: Ramius Capital Group, LLC,            By: Ramius Capital Group, LLC,
    its Portfolio Manager                     its Managing Member

By: C4S & Co., L.L.C.,                    By: C4S & Co., L.L.C.,
    its Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon                By: /s/ Jeffrey M. Solomon
    -----------------------------             --------------------------------
   Name:  Jeffrey M. Solomon                 Name:  Jeffrey M. Solomon
   Title: Managing Member                    Title: Managing Member

C4S & CO., L.L.C.                         MORGAN B. STARK

By: /s/ Jeffrey M. Solomon
    -----------------------------
    Name:  Jeffrey M. Solomon
    Title: Managing Member                /s/ Morgan B. Stark
                                          -----------------------------------

PETER A. COHEN                            THOMAS W. STRAUSS



/s/ Peter A. Cohen                        /s/ Thomas W. Strauss
-----------------------------             -----------------------------------


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
-----------------------------

CUSIP No. G93447103                   13G                   Page 17 of 17 Pages

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of Viatel Holding (Bermuda) Limited, a Bermuda company, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of November 8, 2004

RAMIUS CAPITAL GROUP, LLC                 RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                    By: Ramius Capital Group, LLC,
    as Managing Member                        its Investment Advisor

By: /s/ Jeffrey M. Solomon                By: C4S & Co., L.L.C.,
    -----------------------------             as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member
                                          By: /s/ Jeffrey M. Solomon
                                              --------------------------------
                                              Name:  Jeffrey M. Solomon
                                              Title: Managing Member


SPhinX Distressed (RCG Carpathia),        RAMIUS SECURITIES, LLC
Segregated Portfolio

By: Ramius Capital Group, LLC,            By: Ramius Capital Group, LLC,
    its Portfolio Manager                     its Managing Member

By: C4S & Co., L.L.C.,                    By: C4S & Co., L.L.C.,
    its Managing Member                       its Managing Member

By: /s/ Jeffrey M. Solomon                By: /s/ Jeffrey M. Solomon
    -----------------------------             --------------------------------
   Name:  Jeffrey M. Solomon                  Name:  Jeffrey M. Solomon
   Title: Managing Member                     Title: Managing Member

C4S & CO., L.L.C.                         MORGAN B. STARK

By: /s/ Jeffrey M. Solomon
    -----------------------------
   Name:  Jeffrey M. Solomon              /s/ Morgan B. Stark
   Title: Managing Member                 --------------------------------

PETER A. COHEN                            THOMAS W. STRAUSS


/s/ Peter A. Cohen                        /s/ Thomas W. Strauss
-----------------------------             --------------------------------

JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
-----------------------------